SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GEOMET, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 9, 2010

NOTICE is hereby given that the annual meeting of stockholders of GeoMet, Inc. (the “Company”) will be held on November 9, 2010, at 10:00 a.m., local time, in the Auditorium at 2 Houston Center, located at 909 Fannin St., Level P2, Houston, Texas 77010, for the following purposes:

1.	To elect the nine nominees named in the attached Proxy Statement as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	To approve an amendment to our 2006 Long-Term Incentive Plan to allow for a one-time stock option exchange program for our employees; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof

Only stockholders of record at the close of business on September 27, 2010 are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the Company’s offices located at 909 Fannin Street, Suite 1850, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of 10 days before the annual meeting.

Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please call the toll-free number listed on the enclosed proxy card, use the Internet as described on the enclosed proxy card, or complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. A record of the Company’s activities during 2009 and its audited financial statements for the year ended December 31, 2009 are contained in the Company’s 2009 Annual Report on Form 10-K, which is enclosed herewith. The Annual Report does not form any part of the material for solicitation of proxies.

Dated: October 4, 2010.

By Order of the Board of Directors

/s/ Stephen M. Smith
Stephen M. Smith
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2010

The Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders and Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 are available at http://www.proxyvote.com. The Control Number for accessing the materials is set forth on the accompanying proxy card.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE OR VOTE BY INTERNET OR BY TELEPHONE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES BY MAIL, INTERNET OR TELEPHONE WILL INSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

GEOMET, INC.

909 Fannin St., Suite 1850

Houston, Texas 77010

PROXY STATEMENT

For Annual Meeting of Stockholders

To be Held on November 9, 2010

GENERAL

The accompanying proxy is solicited by the Board of Directors (the “Board” or the “Board of Directors”) of GeoMet, Inc. (the “Company” or “GeoMet”) for use at the annual meeting of stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is October 4, 2010.

The cost of soliciting proxies will be borne by the Company. The Company may use certain of its officers and employees (who will receive no special compensation thereto) to solicit proxies in person or by telephone, facsimile, telegraph or similar means.

Proxies

Shares represented by valid proxies and not revoked will be voted at the meeting in accordance with the directions given. If no direction is given, such shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder returning a proxy may revoke it at any time before it has been exercised by giving written notice of such revocation to the Corporate Secretary of the Company, by filing with the Company a proxy bearing a subsequent date or by voting in person at the meeting.

Voting Procedures and Tabulation

Holders of record of our common stock and Series A Convertible Redeemable Preferred Stock, referred to herein as “preferred stock”, may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date of meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

The Company will appoint one or more inspectors of election to conduct the voting at the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each share, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for, against or withheld. The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of our common stock and preferred stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the nominees for director who receive the most votes from the holders of shares of our common stock and our preferred stock for their election will be elected. That is, the affirmative vote of a plurality in voting power of our common stock and our preferred stock voting together as a single class, present, in person or by proxy and entitled to vote, is required for the election of the directors. The affirmative vote of a majority in voting power of our common stock and our preferred stock, voting together as a single class, present, in person or by proxy, and entitled to vote is required for the approval of the amendment to our 2006 Long-Term Incentive Plan (the “2006 Plan”) to allow for a one-time stock option exchange program for our employees.

Brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the matter is not routine and therefore the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If you hold your shares in “street name”, and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the election of directors. However, your record holder cannot vote your shares without your specific instructions on the amendment to the 2006 Plan. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the proposed amendment to the 2006 Plan is counted. If you do not provide voting instructions to your broker on the proposal to amend the 2006 Plan, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting. Under Delaware law and the Company’s Certificate of Incorporation and Bylaws, abstentions and broker non-votes will have no effect on voting on the election of directors, however, abstentions will be counted as a vote against the proposed amendment to the 2006 Plan.

Voting Securities

The voting securities of the Company outstanding are its common stock, par value $0.001 per share, and its Series A Convertible Redeemable Preferred Stock, par value $0.001 per share. Only the holders of record of common stock and preferred stock at the close of business on September 27, 2010, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On the record date, there were 39,758,484 shares of common stock (including 294,220 shares of restricted common stock) and 4,000,000 shares of preferred stock outstanding, and entitled to be voted at the meeting. A majority of such shares, present in person or by proxy, is necessary to constitute a quorum. Each holder of common stock is entitled to one vote per share and each holder of preferred stock is entitled one vote per share of common stock into which the holder’s preferred stock is convertible on all matters submitted to a vote of the holders of our common stock at the meeting. Shares of preferred stock are convertible at the rate of 7.692307692 common shares per share of preferred stock, eliminating fractional shares. Consequently, 100 shares of preferred stock would represent aggregate voting power of 769 shares of common stock after eliminating the remaining fractional share. In total, the 4,000,000 shares of our outstanding preferred stock represent aggregate voting power of not more than 30,769,230 shares of common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Bylaws of the Company provide for a minimum of one director and a maximum of thirteen directors. The Board of Directors has established that nine directors will be the number of directors that will constitute the full Board of Directors at the time of the 2010 annual meeting of stockholders. At the meeting, nine directors will be elected.

Directors are elected by plurality vote of our common and preferred stockholders present in person or by proxy and entitled to vote, voting together as a single class, and cumulative voting is not permitted. All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to vote is withheld. If any nominee should become unavailable for election, the persons designated as proxies will have full discretion to vote for another person designated by the Board. Directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified.

The nominees of the Board for directors of the Company are named below. Each of the nominees has consented to serve as a director if elected. The table below sets forth certain information with respect to the nominees. All of the nominees are presently directors of the Company. All of the nominees have served continuously as directors since the date of their first election or appointment to the Board.

J. Hord Armstrong, III, age 69, Director since January 2006.	J. Hord Armstrong, III has over 40 years of financial and operational experience in varied industries. Mr. Armstrong has served as Chairman and Chief Executive Officer of Armstrong Land Company, LLC, a private company that owns coal reserves in the United States, since 2006. Mr. Armstrong founded D&K Healthcare Resources, Inc. in 1987, and served as its Chairman and Chief Executive Officer until October 2005. From 1977 to 1987, Mr. Armstrong was with Arch Coal Inc. last serving as its Chief Financial Officer. Mr. Armstrong was First Vice President with White Weld & Company, an investment banking firm, from 1968 to 1977. Mr. Armstrong served for ten years as a member of the Board of Trustees of the St. Louis College of Pharmacy and has served as a director of Jones Pharma Incorporated. Mr. Armstrong formerly served as Chairman of the Board of Trustees of the Pilot Fund, a registered investment company, and also formerly served as a Director of BHA, Inc., based in Kansas City, Missouri. Mr. Armstrong graduated from Williams College in 1963 and attended the New York University School of Business in 1965 and 1966.

The Nominating, Corporate Governance and Ethics Committee determined that Mr. Armstrong’s extensive and varied professional experience brings a strong financial and executive management background to our Board, as well as his experience in the coal industry.

James C. Crain, age 62, Director since January 2006.	James C. Crain has been involved in the energy industry for over 34 years, both as an attorney and as an executive officer. Since 1984 Mr. Crain has held officer positions with Marsh Operating Company, an investment management firm focusing on energy investments, including his current position, President, which he has held since 1989. In addition, since 1997, Mr. Crain has acted as a general partner of Valmora Partners, L.P., which invests in various oil and gas businesses, among other things. Prior to joining Marsh in 1984, Mr. Crain was a Partner in the law firm of Jenkens & Gilchrist. Mr. Crain currently serves on the boards of directors of Crosstex Energy, Inc. and Approach Resources, Inc. Mr. Crain holds a Bachelors in Accounting, a Masters of Professional Accounting in Taxation and a Juris Doctorate, all from the University of Texas at Austin.

The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Crain’s background and prior contributions to the Board, determined that his extensive legal, investment and transactional experience, particularly within the oil and natural gas exploration and production industry, provides significant contributions to our Board.

Stanley L. Graves, age 65, Director since January 2006.	Stanley L. Graves has over 36 years of experience in the oil and gas business and currently serves as President of Graco Resources, Inc., a coal and energy consulting firm. He served as Chairman of the Board of Graves Service Company, Inc. from 1990 until it was sold in 2006. From 1997 to 2002 Mr. Graves was the President of U.S. Clay, L.P., which mined and processed bentonite. Prior to his time at U.S. Clay, L.P., Mr. Graves served as Vice President—Business Development for Ultimate Abrasive Systems, Inc., as President of Eldridge Gathering System Inc., and as Vice President of Energen Corp., the largest coalbed methane producer in Alabama. Mr. Graves holds a Bachelors degree in Engineering from Auburn University.

Mr. Graves’ background in the coalbed methane industry, combined with his executive management experience with coalbed methane, mining and midstream companies, provides our Board with considerable knowledge and understanding of strategic and operational matters, in the view of the Nominating and Corporate Governance Committee.

Charles D. Haynes, age 70, Director since January 2006.	Charles D. Haynes has over 46 years in the energy profession as a consultant, academic, researcher, and executive. He retired from The University of Alabama in May 2005, having held faculty and administrative positions since 1991. From 1977 to 1990 he was a senior executive officer and director of Belden & Blake Corporation, an oil and gas drilling and exploration company. He is a licensed professional engineer in Alabama and served on the Alabama Board of Licensure for Engineers and Land Surveyors from 2002 to 2007. He holds Bachelors, Masters, and Doctorate degrees from The University of Alabama, Pennsylvania State University, and the University of Texas, respectively, in mining and petroleum engineering. He is a Legion of Honor and Distinguished Member of the Society of Petroleum Engineers.

The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Haynes’ extensive background in the oil and natural gas industry, particularly as a petroleum engineer and as an industry executive, and prior contributions to the Board, determined that he provides our Board with a valuable technical and management background and an important historical perspective on our industry.

W. Howard Keenan, Jr., age 59, Director since December 2000.	W. Howard Keenan, Jr. has over 34 years of experience in the financial and energy businesses. Since 1997 he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. From 1975 to 1997 he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas including the founding of the first Yorktown Fund in 1991. He is or has served as a director of multiple Yorktown portfolio companies, including Concho Resources, Inc. Mr. Keenan holds a Bachelors degree from Harvard College and a Masters of Business Administration from Harvard University.

The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Keenan’s experience and prior contributions to the Board, determined that his experience in energy finance and as a director of other exploration and production companies, brings a considerable financial and strategic background to our Board.

Philip G. Malone, age 62, Director since April 2005.	Philip G. Malone has served as our Senior Vice President—Exploration since January 2006 and has served in executive positions with GeoMet since he participated in founding the Company in 1985. Mr. Malone has been a member of our Board of Directors since 2005. He has over 34 years experience as a professional geologist, one year at the Geological Survey of Alabama, ten years at USX Corporation and the remainder at GeoMet. From 1976 to 1985 he was a geologist with USX Corporation and served as chief geologist for the last three years of his tenure with responsibility for supervising exploration and development work related to coal and coalbed methane for USX Southern District. Mr. Malone has authored and co-authored numerous technical papers and is a recognized speaker worldwide on coalbed methane topics. Mr. Malone holds a Bachelors degree in Geology from the University of Alabama.

In reviewing and assessing Mr. Malone’s contributions to our Board, the Nominating, Corporate Governance and Ethics Committee determined that his extensive background in geology and his operational and management experience, particularly in the area of coal and coalbed methane industries, brings strong, industry-specific, experience to our Board.

J. Darby Seré, age 63, Director since December 2000.	J. Darby Seré has served as a Director, President and Chief Executive Officer of GeoMet, Inc. since December 2000. Mr. Seré was elected Chairman of the Board in January 2006. Mr. Seré has over 36 years of experience in the oil and gas business, including 18 years as Chief Executive Officer of two other publicly held exploration and production companies. Mr. Seré served as President, Chief Executive Officer, and a Director of Bellwether Exploration Company from 1988 to 1999, where he also served as Chairman of the Board from 1997 to 1999, and was a co-founder and President, Chief Executive Officer and Director of Bayou Resources, Inc. from 1982 to 1987. Mr. Seré was Manager of Acquisitions, Vice President–Acquisitions and Engineering and Executive Vice President of Howell Corporation / Howell Petroleum Corporation from 1977 to 1981. Mr. Seré began his career as a staff reservoir engineer for Chevron Oil Co. in 1970. Mr. Seré holds a Bachelors degree in Petroleum Engineering from Louisiana State University and a Masters of Business Administration from Harvard University.

The Nominating, Corporate Governance and Ethics Committee, in reviewing and assessing Mr. Seré’s contributions to the Board, determined that his role as the Company’s President and Chief Executive Officer, his experience in the coalbed methane industry and his many years of experience with oil and natural gas exploration and production companies provide significant contributions to our Board.

Michael Y. McGovern, age 59, Director since September 2010.	Michael Y. McGovern has over 30 years of experience in the oil and gas business and currently serves as the Chairman and Chief Executive Officer of Sherwood Energy, LLC and Executive Advisor to Cadent Energy Partners. Mr. McGovern served as the Chief Executive Officer of Pioneer Companies from 2002 to 2007, two years of which he also served as the Chairman. Mr. McGovern served as the President and Chief Executive Officer of Coho Energy, Inc. from 2000 to 2002. Mr. McGovern served as the Managing Director of Pembrook Capital Corporation from 1998 to 2000. Mr. McGovern served as the Chairman and Chief Executive Officer of Edisto Resources Corporation from 1993 to 1997 and also of Convest Energy Corporation from the date of the acquisition of a controlling interest in Convest by Edisto in 1994 to 1997. Mr. McGovern served as the President and Chief Executive Officer of Ironstone Group, Inc. and OXOCO Inc., its predecessor, from 1986 to 1993 and also of American National Petroleum Company, which was acquired by OXOCO, from 1986 to 1993. Mr. McGovern served as the General Partner of Loomis & McGovern Associates from 1984 to 1986. Mr. McGovern served as the Vice President of McMoRan Oil and Gas Company from 1981 to 1984. Mr. McGovern held various management positions with Louisiana Land and Exploration Company from 1975 to 1980. Mr. McGovern served as a staff auditor with Arthur Andersen, LLP from 1974 to 1975. Mr. McGovern currently serves on the boards of directors of Vermillion Bay Exploration, Inc., Tronox, Inc., WestFire, Inc. and Columbia Chemical Company. Mr. McGovern holds a Bachelor of Science degree in Business from Centenary College.

The Nominating, Corporate Governance and Ethics Committee, in reviewing and assessing Mr. McGovern’s extensive background in the oil and natural gas industry, particularly as an industry executive, determined that he provides our Board with a valuable management background for the execution of the Company’s strategy following the recent completion of its recapitalization.

Gary S. Weber, age 58, Director since September 2010.	Gary S. Weber has over 35 years of experience in the oil and gas business. Mr. Weber served as the Vice President - Engineering and Acquisitions of SG Interests from 1994 until his retirement in 2005. Mr. Weber served as the Exploration Manager of IP Petroleum from 1987 to 1994. Mr. Weber served as the Vice President – Exploration of Henry Petroleum from 1984 to 1986. Mr. Weber served as the Exploration Manager and Partner of Pinion Exploration in 1984. Mr. Weber served as the Vice President – Exploration of High Plains Exploration from 1981 to 1983. Mr. Weber began his career as a Geologist, Exploration Manager, and Assistant to the President of Houston Oil & Minerals from 1974 to 1981. Mr. Weber holds a Bachelor of Science degree in Geology from the University of Texas.

The Nominating, Corporate Governance and Ethics Committee, in reviewing and assessing Mr. Weber’s extensive background in the oil and natural gas industry, particularly as a geologist and operations executive in the coalbed methane industry, determined that he provides our Board with a valuable technical and management perspective for the execution of the Company’s strategy following the recent completion of its recapitalization.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO OUR 2006 LONG-TERM INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM.

We are asking you to approve an amendment to our 2006 Plan to allow for a one-time stock option exchange program. Our Board of Directors, upon recommendation by our Compensation Committee, authorized the stock option exchange program on September 20, 2010, subject to stockholder approval of the 2006 Plan amendment. If implemented, this one-time stock option exchange program, or option exchange, would permit our employees to surrender up to 566,968 outstanding stock options that are significantly “underwater” (i.e., those options with an exercise price that is greater than $5.00 per share) for cancellation in exchange for up to 98,416 shares of restricted stock in the aggregate to be granted under the 2006 Plan.

We believe this option exchange program, as designed, is in the best interests of our stockholders and our employees. If approved by stockholders, we believe the option exchange would enable us to:

•	Motivate and engage our eligible employees to continue to build stockholder value;

•

Reduce the total number of shares of our common stock reserved for outstanding stock options, or overhang, since a substantially smaller number of shares of restricted stock will be granted for the surrendered stock options; and

•	Realize retention and incentive value from the compensation expense that we record in our financial statements with respect to stock-based awards.

In designing our option exchange, we have taken into account our stockholders’ interests by focusing on the following exchange principles:

•	To ensure that only those stock options that are significantly underwater may be exchanged, only stock options with a per share exercise price greater than $5.00 will be eligible to be exchanged.

•

Stock options granted within the 12-month period immediately prior to the start of the option exchange and options that will expire within the 12-month period immediately following the completion of the option exchange will not be eligible for exchange.

•

The number of restricted shares to be offered has been determined to be 98,416 restricted shares to be allocated on a pro-rata basis to the surrendered options based on such options’ respective Black-Scholes valuation. We expect the aggregate fair value of the restricted shares offered to be not more than $50,000 greater than the aggregate fair value of the surrendered options.

•

None of the shares of restricted stock will be vested on the date of grant. The new restricted stock will vest ratably on each of the four anniversary dates of consummation of the exchange offer, except for options surrendered that were vested on the date of surrender, in which case the restricted stock received will vest ratably on each of the first three anniversary dates of consummation of the exchange offer.

•

The stock options surrendered in the exchange will be cancelled and up to 485,724 shares subject to the cancelled options granted under our 2006 Plan will be available for future issuance under the plan.

Stockholder approval of the amendment to our 2006 Plan to permit the option exchange is required under the listing rules of The NASDAQ Stock Market LLC and the terms of the plan.

Our ability to effect the option exchange is contingent upon stockholder approval of this proposal. If our stockholders approve this proposal, and our Board of Directors determines to implement the option exchange, the option exchange will commence within 12 months following the date of the 2010 annual meeting of stockholders. Stockholder approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal at the 2010 annual meeting of stockholders.

Overview

Like many companies, we have experienced a significant decline in our stock price over the last two years in light of the global financial and economic crisis and significant declines in the price of natural gas. As a result, our employees hold stock options with exercise prices significantly above the recent trading prices of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the recent economic turmoil.

Because of the continued challenging economic environment, we believe these significantly underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full remaining term of these options.

The object of our equity incentive plans has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders. We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to:

•

Motivate eligible employees to continue to build stockholder value and achieve future stock price growth by exchanging significantly underwater stock options (those with a greater than $5.00 per share exercise price) for newly issued shares of restricted stock with new vesting periods, and which have a value that moves directly in line with our stock price. As of September 15, 2010, the per share closing price of our common stock on the NASDAQ Global Market was $0.91 per share and approximately 75% of all stock options held by our employees had an exercise price that was greater than $0.91 per share. We believe that those stock options that are significantly underwater no longer serve to motivate or help retain our employees. We believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

•

Reduce our total overhang because a substantially smaller number of shares of restricted stock will be granted for the surrendered stock options. Based on the assumptions described under “Details of the Stock Option Program—Option Exchange” below, the number of significantly underwater stock options that would be eligible for the option exchange is 566,968, while 98,416 new shares of restricted stock would be granted in exchange for such eligible options. Because we will be issuing a substantially smaller number of restricted shares for those options surrendered, our overhang and the potential dilution of stockholders’ interests provided by these awards, including the newly issued restricted stock, would represent an appropriate balance between the objectives of our equity incentive plans and our stockholders’ interest in minimizing overhang and potential dilution.

•

Realize value from the compensation expense that we record with respect to certain eligible options. Because we will be replacing surrendered stock options with restricted stock that will have an aggregate fair value which is expected to be no more than $50,000.00 greater than the fair value of the surrendered stock options, we believe that we can provide an incentive to retain and motivate our participating employees without materially increasing the compensation expense we must recognize. If our stock price does not fluctuate from September 15, 2010 through the date of the consummation of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $90,000 over the vesting periods of the new restricted stock.

The table below reflects information as of September 15, 2010 regarding the outstanding options that will be eligible for the option exchange (those with an exercise price greater than $5.00 per share):

Exercise Price	Vested	Unvested	Total
$5.04	76,748	8,374	85,122
$6.98	65,244	—	65,244
$7.64	16,000	—	16,000
$8.30	186,495	60,864	247,359
$10.88	8,265	—	8,265
$13.00	109,114	35,864	144,978

	461,866	105,102	566,968

The number of shares underlying options ineligible for exchange is 1,581,748. Such options have a weighted average per share exercise price of $1.95 per share and a weighted average remaining life of 3.48 years.

If our stockholders do not approve this proposal to provide for the option exchange, eligible options will remain outstanding in accordance with their existing terms.

Summary of Material Terms

The option exchange authorized by the amendment to our 2006 Plan, if approved by our stockholders, would provide for the following:

•

The option exchange will be open to all eligible employees (except where we determine that it is infeasible or impractical to offer the option exchange under local regulations as described below) who are employed by us as of the start of the option exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the option exchange.

•	Only stock options that have a per share exercise price greater than $5.00 will be eligible for exchange.

•	Stock options granted within the 12-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

•

Stock options which have a remaining term of less than 12 months immediately following the completion of the option exchange (based on their terms as of their original grant date) will not be eligible for exchange.

•

The Company has set aside 98,416 restricted shares which will be allocated among the eligible option holders in proportion to the Black-Scholes fair value of the eligible options held by each such holder, except that certain eligible options held by two non-executive employees were assigned a value of $0.01 per share because the Black-Scholes fair value of such options was zero.

•

New restricted stock will vest ratably on each of the four anniversary dates of consummation of the option exchange, except for options surrendered that were vested on the date of surrender, in which case the restricted stock received will vest ratably on each of the first three anniversary dates of consummation of the option exchange subject to the participant’s continued employment. Additional details regarding the vesting of the new restricted stock is provided under the heading “Details of the Stock Option Exchange Program—Vesting of New Restricted Stock” below.

•

If our stockholders approve this proposal and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange will commence within 12 months of the date of the 2010 annual meeting of stockholders. If the option exchange does not commence within 12 months of the date of the 2010 annual meeting of stockholders, any future option exchange or similar program would require new stockholder approval before it could be implemented.

•

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board of Directors or Compensation Committee will have the discretion to change the terms of the option exchange to take into account a change in circumstances or local regulations and to determine not to implement the option exchange even if stockholder approval of this proposal is obtained.

Reasons for the Option Exchange

Our 2006 Plan is primarily an equity-linked plan designed to attract, motivate and retain individuals of high quality by providing competitive long-term incentive compensation opportunities, rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership, and aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

The price of our common stock, along with the stock prices of most other public companies, has been significantly impacted by the worldwide economic downturn. In the summer of 2008, natural gas prices began a decline from levels above $13 per thousand cubic feet (“Mcf”) to less than $3 per Mcf in the summer of 2009, eroding our cash flows. We have met the challenges imposed in this new environment by reducing spending, raising additional capital and concentrating resources on our development drilling program in the Pond Creek field. Despite our best efforts, there is no guarantee that these economic conditions will significantly improve or that our revenue, profitability or stock price will ever return to pre-crisis levels.

Due to the significant decline of our stock price during the last two years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Market on September 15, 2010 was $0.91, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $3.91 and 75% of those options were underwater. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits, we also believe that many of our employees view their significantly underwater options as having little or no value due to the significant difference between the exercise prices of such options and the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, our emphasis on stock options as compensation is demotivating when the options are significantly underwater through no fault of the employee. As a result, for many employees, we believe that those stock options that are significantly underwater are no longer effective at providing the incentives that our Board of Directors and Compensation Committee believe are necessary to motivate and retain our employees. We believe that the proposed option exchange will reinvigorate our stock option program and allow us to recapture its motivational, incentivizing and retention benefits.

Alternatives Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly underwater, we considered the following alternatives:

•

Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang and would not necessarily best align the interests of our employees with those of our stockholders, nor would they provide retention and incentive value.

•

Grant additional equity awards. We also considered special grants of additional stock options at current market prices. However, these additional grants would substantially increase our overhang and dilute the interests of our stockholders.

•

Exchange options for cash. We also considered implementing a program to exchange significantly underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention or incentive value.

•

Exchange options for options with lower exercise prices. We also considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the consummation of the exchange offer. We believe, however, that implementing an option-for-restricted stock exchange program would have two relative advantages versus an option-for-option exchange program with an equivalent accounting impact. First, an option-for- restricted stock exchange program would require the grant of substantially fewer shares of restricted stock than options in an option-for-option exchange program (i.e., fewer shares will be subject to the replacement restricted stock awards granted than replacement option awards). Second, our overhang and stockholder dilution would decrease more significantly in an option-for-restricted stock exchange program as compared to the amount of such decrease resulting from an option-for-option exchange program. In addition, granting restricted stock will provide value to our employees even if current economic conditions continue and our stock price fails to increase after the exchange program is completed.

The Option Exchange

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to pursue an option-for-restricted stock exchange. We have determined that a program under which our employees generally could exchange significantly underwater stock options for a substantially smaller number of shares of restricted stock was the most attractive alternative for a number of reasons, including the following:

•

The option exchange offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the option exchange, participating employees would surrender eligible options (which are significantly underwater) for a substantially smaller number of shares of restricted stock that will vest ratably over four years (three years if the options surrendered are vested on the date of surrender).

•

The option exchange has been calculated such that it will create no additional material expense to our stockholders. We have calculated the exchange in a manner intended to result in the new restricted stock having an aggregate fair value that will not be materially greater than the fair value of the eligible options that are surrendered.

•

The option exchange will reduce our equity award overhang. Not only do the significantly underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire, or the employee who holds them leaves our employment. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described under “Details of the Stock Option Exchange Program—Option Exchange” below, if all eligible options are exchanged, options to purchase 566,968 shares would be surrendered and cancelled, while 98,416 new shares of restricted stock would be granted in exchange for eligible options, resulting in a net reduction in the equity award overhang of 468,552 shares. As of September 15, 2010 the total number of shares of our common stock outstanding (including shares of our preferred stock on an as-converted basis) was approximately 70,527,715. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Details of the Stock Option Exchange Program

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our stockholders approve this proposal. Our Board of Directors authorized the option exchange on September 20, 2010, subject to such stockholder approval. If this proposal is approved, and our Board of Directors determines to implement the option exchange, the option exchange will commence within 12 months of the date of the 2010 annual meeting of stockholders.

If stockholders approve this proposal to amend the 2006 Plan, and our Board of Directors determines to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of the restricted stock in exchange for the surrender of their eligible options. The surrendered options will be cancelled as of the date upon which this election period expires. The restricted stock will be granted under the 2006 Plan on the date of cancellation of the surrendered options. The shares of our common stock reserved for surrendered options (except for 81,244 options granted under our 2005 Stock Option Plan) will be available for future issuance under our 2006 Plan once the surrendered options are cancelled.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our employees who hold options with a per share exercise price greater than $5.00 (and which were not granted within 12 months prior to the start of the exchange offer and will not expire within 12 months after the consummation of the exchange offer). Based on the assumptions described below, as of September 15, 2010, we estimate that approximately 57% of our employees holding options would be eligible to participate in the option exchange. The program will not be available to any former employees. An employee who tenders his or her options for exchange must also remain an eligible employee through the date the new restricted stock grant is made upon the completion of the option exchange in order to receive the new restricted stock. If an option holder is no longer an employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an employee with us or one of our majority-owned subsidiaries for any reason on the date that the new restricted stock grant is made upon the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the 2010 annual meeting of stockholders does not constitute an election to participate in the option exchange.

Based on the assumptions described under “Details of the Stock Option Exchange—Option Exchange” below, of the outstanding options held by eligible employees as of September 15, 2010, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 566,968, and the maximum number of shares of restricted stock which could be granted under the proposed option exchange would be 98,416.

Option Exchange

The number of restricted shares to be offered has been determined to be 98,416 restricted shares to be allocated on a pro-rata basis to the surrendered options based on such options’ respective Black-Scholes valuation. We expect the aggregate fair value of the restricted shares offered to be not more than $50,000 greater than the aggregate fair value of the surrendered options. The Black-Scholes option pricing model is a computation of an estimated fair market value for stock options that take into account our common stock market value along with certain assumptions such as expected volatility, expected term, and a risk-free interest rate and no expected dividends. These input assumptions are the same as we use for calculating stock expense under FAS 123(R). We chose to use this model to enable us to implement the option exchange in a manner that will result in the granting of new restricted stock that has an aggregate fair value less than or equal to the fair value of the stock options that are surrendered, and to avoid the stockholder dilution that occurs when all options are exchanged on a one to one basis. New restricted stock grants calculated according to the exchange ratios will be rounded to the nearest whole share on a grant-by-grant basis. Fractional shares of restricted stock will not be issued.

The option exchange set forth below is for illustrative purposes only. It was established based on (i) a stock price of $0.99 per share, (ii) only options with a per share exercise price greater than $5.00 are eligible for exchange, (iii) the expected volatilities used for the Black-Scholes valuations ranged from 71.9% to 112.3%, and (iv) the principle that the new restricted stock granted will have an aggregate fair value of approximately 150% of the fair value of the stock options that are surrendered in the option exchange.

Exercise Price	Black-Sholes Value Per Option		Outstanding Options	Value of Outstanding Options	Restricted Stock to Option Ratio	Allocated Restricted Shares by Person
$ 5.04	$0.25		85,122	$21,281	0.381	32,393
$ 6.98	$0.01	(a)	65,244	652	0.015	993
$ 7.64	$0.01	(a)	16,000	160	0.015	244
$ 8.30	$0.16		247,359	37,634	0.232	57,286
$ 10.88	$0.07		8,265	579	0.107	881
$ 13.00	$0.03		144,978	4,349	0.046	6,619

			566,968	$64,655		98,416

(a)	Certain eligible options held by two non-executive employees were assigned a value of $0.01 per share because the Black-Scholes fair value of such options was zero.

Where application of the exchange ratio would have resulted in the issuance of a fractional share of restricted stock to an exchange participant, the number of shares offered to such participant was rounded to the nearest whole share. Our executive officers will be eligible to participate in the option exchange. The following table sets forth the eligible options held by each of these individuals and the number of shares of restricted stock to be offered in exchange for those options.

Executive Officer / Director	Options Eligible for Exchange	Allocated Restricted Shares
J. Darby Seré	131,304	22,345
William C. Rankin	73,530	12,513
Philip G. Malone	42,672	7,262
Brett S. Camp	42,672	7,262
Tony Oviedo	64,056	23,018

Total	354,234	72,400

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options that have an exercise price greater than $5.00 per share in exchange for shares of restricted stock in accordance with the actual exchange ratios, which have been determined as described herein and illustrated in the table above.

Vesting of New Restricted Stock

New restricted stock granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested. Instead, the new restricted stock will vest ratably on each of the four anniversary dates of consummation of the option exchange, except for options exchanged that were vested on the date of surrender, in which case the restricted stock received will vest ratably on each of the first three anniversary dates of consummation of the option exchange.

U.S. Federal Income Tax Consequences and Other Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the issuance of the new restricted stock. The tax consequences of the option exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange options.

Accounting Impact

The intent of the option exchange is that it will not result in us incurring significant additional compensation expenses. Based on this objective, the average fair value of the restricted stock awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted will not be materially greater than the fair value of the surrendered options. The compensation expense associated with the new restricted stock awards under the option exchange will be recognized over the vesting period of the new grants of restricted stock. If any portion of the new restricted stock awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under “Details of the Stock Option Program—Option Exchange” above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date of consummation of the option exchange, we would expect to recognize an incremental non-cash accounting charge of approximately $90,000 over the vesting period of the new awards. However, even if our stock price increases prior to consummation of the option exchange, we would not expect to recognize any material non-cash accounting charges as a result of the option exchange.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to our eligible employees where permitted by local law and where we determine it is feasible and practical to do so.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of new shares of restricted stock that we may grant. As noted above, the option exchange will not be available to any of our former employees.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible employees to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the option exchange. Please see the “Details of Stock Option Exchange Program—Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with the exchange ratios set forth above.

Text of Amendment to 2006 Long-Term Incentive Plan

In order to permit us to implement the option exchange in compliance with our 2006 Plan and applicable NASDAQ listing rules, our Compensation Committee recommended and our Board of Directors approved an amendment to our 2006 Plan, subject to approval of the amendment by our stockholders. The amendment will read substantially as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment by the Company’s stockholders in accordance with the terms of this Plan, the Board may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options under the Plan or under the 2005 Stock Option Plan could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of options or shares of Restricted Stock; provided, however, that such one-time-only option exchange offer is commenced within 12 months of the date of such stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE PROPOSAL TO AMEND OUR 2006 LONG-TERM INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM. UNLESS YOU INDICATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” APPROVAL. AN AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Board Independence

The Board has determined that each of the following directors and director nominees is “independent” as defined by Rule 5605(a)(2) of the listing standards of NASDAQ:

•	J. Hord Armstrong, III

•	James C. Crain

•	Stanley L. Graves

•	Charles D. Haynes

•	W. Howard Keenan, Jr.

•	Michael Y. McGovern

•	Gary S. Weber

The Board has determined that each of the current members of the Audit Committee, the Nominating, Corporate Governance and Ethics Committee and the Compensation Committees of the Board of Directors is “independent” within the rules set forth in the listing standards of NASDAQ.

The Board has also determined that each of J. Darby Seré, Chairman, President and Chief Executive Officer of the Company and Philip G. Malone, Senior Vice President—Exploration, is not “independent” as defined by Rule 5605(a)(2) of the listing standards of NASDAQ. The Board has determined that not all of the current members of the Executive Committee are “independent” within the rules set forth in the listing standards of NASDAQ.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has nine directors and the following four committees: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Ethics Committee, and the Executive Committee. The membership and function of each committee is described below. Each of the committees, other than the Executive Committee, operates under a written charter adopted by the Board of Directors. A copy of each committee charter is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com. Printed copies of any of the committee charters may be obtained upon request addressed to our Corporate Secretary, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas 77010.

Board Leadership

Our Board currently combines the role of Chairman of the Board (“Chairman”) with the role of Chief Executive Officer (“CEO”) and believes that this structure provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. Our Board also believes that the Company is strengthened by the chairmanship of Mr. Seré, who has the strategic, operational and technical expertise needed to lead the Company efficiently and effectively. At this time, the Board believes the Company can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and CEO, provides unified leadership and focus. Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Therefore, under different circumstances, the Board may elect to separate the two roles. Although our Board has not formally appointed a “lead independent director,” a majority of our Board is comprised of empowered, independent directors who oversee and regularly consult with our Chairman and CEO.

Audit Committee

The current members of the Audit Committee are J. Hord Armstrong, III (Chairman), James C. Crain, and Stanley L. Graves, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules and were members of the Audit Committee during fiscal 2009. The Audit Committee met four times during fiscal 2009. The role of the Audit Committee is to appoint our independent auditors and to review, with our auditors, the scope of the audit procedures to be applied in the conduct of the annual audit as well as the results of the annual audit. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. A complete description of the Audit Committee’s responsibilities is available under the “Corporate Governance—Governance Documentation” section of the Company’s website at http://www.geometinc.com.

The Board has determined that J. Hord Armstrong, III is the “audit committee financial expert” of the Board of the Company, as defined in the rules established by NASDAQ and the SEC.

Compensation Committee

The current members of the Compensation Committee, appointed by our Board in September 2010, are Stanley L. Graves (Chairman), Charles D. Haynes, and Gary S. Weber, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The members of the Compensation Committee during fiscal 2009 were Charles D. Haynes (Chairman), James C. Crain and Stanley L. Graves, each of whom met the independence requirements of the applicable NASDAQ and SEC rules. The Compensation Committee met eight times during fiscal 2009, either in person or by telephone. The role of the Compensation Committee is to review the performance of officers, including those officers who are also members of the Board, and to set their compensation. The Compensation Committee also supervises and administers the Company’s 2005 Stock Option Plan, its 2006 Long-Term Incentive Plan and all other compensation and benefit policies, practices and plans of the Company and recommends Board approval of the compensation program applicable to outside directors of the Company.

Nominating, Corporate Governance and Ethics Committee

The current members of the Nominating, Corporate Governance and Ethics Committee, appointed by the Board in September 2010, are James C. Crain (Chairman), J. Hord Armstrong, III, and Michael Y. McGovern, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules. The members of the Nominating, Corporate Governance and Ethics Committee during fiscal 2009 were J. Hord Armstrong, III (Chairman), Stanley L. Graves and Charles D. Haynes, each of whom met the independence requirements of the applicable NASDAQ and SEC rules. The Nominating, Corporate Governance and Ethics Committee met three times during fiscal 2009 to, among other things, consider and recommend to the Board that the current slate of directors be nominated by the Board to stand for re-election at the 2010 Annual Meeting of Stockholders. The Nominating, Corporate Governance and Ethics Committee assists the Board by identifying individuals qualified to become Board members, advises the Board concerning Board membership, leads the Board in an annual review, and recommends director nominees to the Board.

Executive Committee

The Board established an Executive Committee by a resolution adopted by the entire Board during 2006. The current members of the Executive Committee, appointed by the Board in September 2010, are J. Darby Seré, Michael Y. McGovern, and W. Howard Keenan, Jr. The Executive Committee has the authority during the intervals between the meetings of the Board to exercise all the powers of the Board in the management of the business and affairs of the Company, except for matters relating to amending the certificate of incorporation of the Company, adopting an agreement of merger or consolidation, recommending to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company’s property or assets, recommending to the stockholders the dissolution of the Company or a revocation of a dissolution of the Company, amending, altering or repealing the Company’s bylaws or adopting new bylaws, or otherwise acting in events specified by the Delaware General Corporation Law that call for Board action. The Executive Committee did not meet during fiscal 2009.

Meeting Attendance

Our Board of Directors held a total of eight meetings during fiscal 2009. Each director who served on our board during that year attended at least 75% of the total meetings of the Board and each committee on which he served.

Code of Business Conduct and Ethics

All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct and Ethics, which is also available under the “Corporate Governance—Governance Documentation” section of our website at http://www.geometinc.com. Printed copies of our Code of Business Conduct and Ethics may be obtained upon request addressed to our Corporate Secretary, GeoMet, Inc. 909 Fannin St., Suite 1850, Houston, Texas 77010.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating, Corporate Governance and Ethics Committee is to consider properly submitted nominations for candidates for membership on the Board, as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described below in “Director Qualifications.” Any stockholder director nomination proposed for consideration by the Nominating, Corporate Governance and Ethics Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Nominating, Corporate Governance and Ethics Committee

c/o Corporate Secretary

GeoMet, Inc.

909 Fannin St., Suite 1850

Houston, Texas 77010

Director Qualifications

The Board has adopted criteria that apply to nominees recommended by the Nominating, Corporate Governance and Ethics Committee for a position on the Company’s Board. Among the qualifications provided by the criteria, members should be of the highest ethical character and share the values of the Company. Directors should have reputations consistent with the image and reputation of the Company and should be highly accomplished in their respective fields, possessing superior credentials and recognition. Directors should also be active or former senior executive officers of public or significant private companies or leaders in various industries, including the oil and gas industry. Directors should also have the ability to exercise sound business judgment.

Identifying and Evaluating Nominees for Directors

The Nominating, Corporate Governance and Ethics Committee utilizes a variety of methods for identifying and evaluating nominees for director. Upon the need to add a new director or fill a vacancy on the Board, the Nominating, Corporate Governance and Ethics Committee will consider prospective candidates. Candidates for director may come to the attention of the Nominating, Corporate Governance and Ethics Committee through current Board members, professional search firms, stockholders, or other persons as provided by the charter of the Nominating, Corporate Governance and Ethics Committee. As described above, the Nominating, Corporate Governance and Ethics Committee considers properly submitted stockholder nominations for candidates to the Board. Following verification of stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating, Corporate Governance and Ethics Committee along with the other recommendations. In evaluating such nominations, the Nominating, Corporate Governance and Ethics Committee shall address the membership criteria adopted by the Board as described above in “Director Qualifications,” which seeks to achieve diversity in knowledge, experience, and expertise on the Board.

Our Board of Directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. All new director nominees and directors standing for re-election will be evaluated without regard to race, sex, age, religion or physical disability. Our Nominating, Corporate Governance and Ethics Committee periodically reviews the composition of our Board and in doing so considers the overall balance of knowledge, experience, background, skills, expertise, integrity, and analytical ability among the members of our Board. Consideration of all aspects of diversity will continue to be an important factor in identifying and recruiting future director candidates.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Nominating, Corporate Governance and Ethics Committee in assessing each director’s performance. Last year, all directors attended our annual meeting of stockholders.

Stockholder Communications with the Board

The Board provides a process for stockholders of the Company to send written communications to the entire Board. Stockholders of the Company may send written communications to the Board c/o Corporate Secretary, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas 77010. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board on a periodic basis.

Report of the Audit Committee

To the Stockholders of GeoMet, Inc.:

The Audit Committee of the Board of Directors oversees the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, including the Company’s system of internal controls and the preparation of the Company’s audited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee is also responsible for overseeing the Reserves Subcommittee, which is comprised of two or more independent directors of the Company. The primary responsibility of the Reserves Subcommittee is to assist the Audit Committee and the Board of Directors in reviewing and assessing the Company’s policies and procedures in estimating proved reserves.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the audited consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s audited consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report referred to below, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the audited consolidated financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with those Charged with Governance.” The Audit Committee has also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by the Public Company Accounting Oversight Board and has discussed the independent accountant’s independence and considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s audited consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during fiscal year 2009, and all members of the Audit Committee were in attendance at four of the meetings, either in person or telephonically. One meeting had two committee members present telephonically.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

J. Hord Armstrong III, Chairman

James C. Crain

Stanley L. Graves

The above report of the Audit Committee and the information disclosed above related to Audit Committee independence under the heading “Board Independence” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Exchange Act or under the Securities Act of 1933 (the “Securities Act”).

Risk Oversight

While it is the job of management to assess and manage our risk, our Board of Directors and our Audit Committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. Our Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal and risk management matters. The Audit Committee assists the Board in oversight of the integrity of the Company’s financial statements and our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of the Company. The Audit Committee also reviews and assesses the performance of the Company’s internal audit function and its independent auditors. The Board receives regular reports from the Audit Committee.

Compensation Risk

Our Compensation Committee has reviewed our employee compensation programs and overall compensation structure and internal controls. There are several design features of our short- and long-term incentive plans for all of our key employees that reduce the likelihood of excessive risk-taking:

1)	Vesting is contingent upon several carefully-designed operational and financial measures and the Compensation Committee has the authority to make a judgment regarding whether performance merits the bonus awards that result;

2)	the program design provides a balanced mix of cash and equity and short-and long-term incentives;

3)	the payout pursuant to our annual cash incentives are subject to reasonable maximum limits;

4)	all of our key employees participate in the same short- and long-term incentive plans which have remained fundamentally unchanged since our initial public offering, providing the Compensation Committee with the opportunity to assess their effectiveness over time;

5)	There are no special incentive plans for individual employees or groups of employees other than those described herein; and

6)	Internal controls are in place to assure that payments and awards are consistent with actions approved by the Compensation Committee or the Board.

Taking into consideration the factors above, the Committee does not believe that there is a reasonable likelihood that compensation programs and policies could have a material adverse effect on the Company.

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2009 and 2008, the Audit Committee retained Deloitte & Touche LLP to provide services to us in the following categories and amounts.

Audit Fees

The aggregate fees paid or to be paid to Deloitte & Touche LLP for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and the audit of the consolidated financial statements included in the annual report on Form 10-K for the fiscal years ended December 31, 2009 and 2008 were $651,000 and $964,000, respectively.

All Other Fees

There were no fees paid or to be paid to Deloitte & Touche LLP for other services for the fiscal years ended December 31, 2009 and 2008.

Pre-Approval Policies

Under the terms of its charter, our Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may delegate authority to one or more designated members of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions are presented to the full Audit Committee at its next scheduled meeting. The pre-approval process includes assessing whether the services being provided maintain compliance with the SEC’s rules on auditor independence.

All services for fiscal 2009 and 2008 set forth above were pre-approved by the Audit Committee, which determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The following table sets forth, as of September 27, 2010, the beneficial ownership of common stock of the Company (assuming conversion of the Company’s Series A Convertible Redeemable Preferred Stock, the only other equity security outstanding) by (i) each director and nominee for director of the Company, (ii) the named executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, (iii) all directors and executive officers of the Company as a group and (iv) each person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock and Series A Convertible Redeemable preferred stock, as converted.

Unless otherwise indicated in the footnotes to this table each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares (1)		Percent of Class (2)
Sherwood Energy, LLC	18,090,776		25.8%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010
Yorktown Energy Partners IV, L.P.	14,187,072		20.2%
410 Park Avenue
New York, New York 10022
W. Howard Keenan, Jr.	14,351,978	(3)	20.4%
410 Park Avenue
New York, New York 10022
T. Rowe Price	7,518,847	(4)	10.7%
100 East Pratt Street
Baltimore, Maryland 21202
Gates Capital Management, Inc.	5,105,689	(5)	7.3%
1177 Avenue of the Americas, 32nd Floor
New York, New York 10036
J. Darby Seré	2,404,466	(6)	3.4%
909 Fannin, Suite 1850
Houston, Texas 77010
William C. Rankin	1,291,914	(7)	1.8%
909 Fannin, Suite 1850
Houston, Texas 77010
Philip G. Malone	1,192,219	(8)	1.7%
5336 Stadium Trace Parkway, Suite 206
Birmingham, Alabama 35244
Brett S. Camp	1,065,288	(9)	1.5%
5336 Stadium Trace Parkway, Suite 206
Birmingham, Alabama 35244
Tony Oviedo	116,201	(10)	0.2%
909 Fannin, Suite 1850
Houston, Texas 77010
J. Hord Armstrong, III	121,693	(11)	0.2%
909 Fannin, Suite 1850
Houston, Texas 77010
Stanley L. Graves	138,333	(12)	0.2%
909 Fannin, Suite 1850
Houston, Texas 77010
James C. Crain	128,763	(13)	0.2%
909 Fannin, Suite 1850
Houston, Texas 77010
Charles D. Haynes	103,017	(14)	0.1%
909 Fannin, Suite 1850
Houston, Texas 77010
Gary S. Weber	10,239		0.0%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010
Michael Y. McGovern	10,239		0.0%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010
All executive officers and directors as a group (twelve persons)	20,934,350		29.1%

*	Less than 0.1%.
(1)	Unless otherwise indicated, all outstanding shares of common stock and Series A Convertible Redeemable Preferred Stock are held directly with sole voting and investment power. The total number of shares includes shares of common stock and preferred stock, as converted, issued and outstanding as of September 27, 2010, plus shares of common stock which the owner shown above has the right to acquire within 60 days of that date.

(2)	For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares outstanding excludes the shares which all other persons have the right to acquire within 60 days of September 27, 2010, pursuant to the exercise of outstanding stock options and warrants.
(3)	Includes 14,187,072 shares of common stock beneficially owned by Yorktown Energy Partners IV, L.P. Mr. Keenan is a member and a manager of the general partner of Yorktown Energy Partners IV, L.P. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein.
(4)	Represents shares of common stock owned at August 31, 2010 based on information contained in a Schedule 13G/A filed on September 10, 2010 with the Securities and Exchange Commission.
(5)	Represents shares of common stock owned at September 14, 2010 based on information contained in a Schedule 13G filed on September 27, 2010 with the Securities and Exchange Commission.
(6)	Includes options to purchase up to 567,494 shares of common stock, 173,043 shares of common stock that are held in a charitable family foundation of which Mr. Seré shares dispositive power and voting control, 403,125 shares of common stock that are held jointly with Mr. Seré’s wife for which Mr. Seré shares dispositive power and voting control, 266,230 shares of common stock that are held in a limited partnership under the control of Mr. Seré and for which he holds voting control and dispositive power, 107,008 shares held by a trust whose beneficiaries are Mr. Seré’s children and for which Mr. Seré serves as the trustee and holds voting control and dispositive power, 67,380 shares that are held by a corporation that Mr. Seré controls and for which he holds voting control and dispositive power, 18,461 shares of common stock held by Mr. Seré’s wife for which Mr. Seré disclaims voting control and dispositive power and 107,008 shares held by a trust whose beneficiaries are Mr. Seré’s children and for which Mr. Seré’s wife serves as trustee for which Mr. Seré disclaims voting control and dispositive power.
(7)	Includes options to purchase up to 629,294 shares of common stock, 1,216 shares of common stock that are held by a limited liability company wholly owned by Mr. Rankin and for which he holds voting control and dispositive power, 162,350 shares of common stock held by a grantor retained annuity trust for which he holds voting and dispositive power, and 212,325 shares of common stock that are held in a limited partnership under the control of Mr. Rankin, and for which he holds voting and dispositive power.
(8)	Includes options to purchase up to 40,508 shares of common stock and 539,837 shares of common stock held by the spouse of Mr. Malone.
(9)	Includes options to purchase up to 40,508 shares of common stock and 443,684 shares of common stock held by the spouse of Mr. Camp.
(10)	Includes options to purchase up to 64,056 shares of common stock.
(11)	Includes options to purchase up to 2,000 shares of common stock.
(12)	Includes 9,676 shares of common stock held in an SEP account in the name of Mr. Graves and options to purchase up to 2,000 shares of common stock.
(13)	Includes 1,500 shares of common stock that are held in a family trust of which Mr. Crain is the trustee and has dispositive power and voting control and options to purchase up to 2,000 shares of common stock.
(14)	Includes 100 shares of common stock held by Mr. Haynes’ spouse and options to purchase up to 2,000 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the U.S. Securities and Exchange Commission.

Introduction

The following discussion provides an overview of the Compensation Committee of our Board of Directors, the background and objectives of our compensation programs for our senior management, and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our “named executive officers”:

Name	Title
J. Darby Seré	President, Chief Executive Officer and Chairman of the Board (our principal executive officer)

William C. Rankin	Executive Vice President and Chief Financial Officer (our principal financial officer)

Philip G. Malone	Senior Vice President—Exploration and Director

Brett S. Camp	Senior Vice President—Operations

Tony Oviedo	Vice President, Chief Accounting Officer and Controller (our principal accounting officer)

Compensation Considerations in the Current Economic Environment

Our Compensation Committee evaluated and set 2009 executive compensation in the context of the Company’s performance, the current global economic environment and recent concerns over executive pay. Our Compensation Committee believes that our compensation program is balanced and reasonable, helps us compensate employees for the value of their contributions, provides total compensation that is flexible enough to respond to changing market conditions and will attract, motivate and retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests. Our Compensation Committee uses judgment and discretion rather than relying on formulaic results and does not use highly leveraged incentives. The Committee is mindful of risks that may be inherent in compensation programs and takes steps to manage that risk in the structure of each opportunity.

Although our Compensation Committee fine-tunes its executive compensation program as conditions change, it believes it is important to maintain consistency in its compensation philosophy and approach. Our Compensation Committee recognizes that value-creating performance by an executive or group of executives does not always translate immediately into appreciation in our stock price, particularly in periods of economic stress and commodity price declines such as we are currently experiencing. Our Compensation Committee is aware of the impact that these circumstances have had on our stock price, but is also mindful of the importance of rewarding executive management for strong operational performance based on its belief that over time performance will result in stock price appreciation. However, our Compensation Committee does believe that it is appropriate for certain components of compensation to decline during periods of economic stress and significantly lower stock prices. It is in this context that our Compensation Committee continues to evaluate its executive compensation program.

Compensation Committee

The Compensation Committee of our Board of Directors has overall responsibility for the approval, evaluation and oversight of all of our compensation plans, policies and programs. The primary purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to the compensation of our named executive officers and directors. The primary responsibilities of the Compensation Committee include, (i) annually reviewing and making recommendations to our Board of Directors regarding our general compensation policies with respect to named executive officers and directors, (ii) annually reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers, evaluating our officers’ performance in light of these goals, and approving compensation levels of our named executive officers based on these evaluations, and (iii) producing a committee report on executive compensation as required by the SEC to be included or incorporated by reference in our proxy statement or other applicable SEC filings.

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Board of Directors appoints members to the Compensation Committee considering criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us. The members of the Compensation Committee during the period covered by this Compensation Discussion and Analysis were Charles D. Haynes, Chairman, James C. Crain and Stanley L. Graves, all of whom are independent directors in accordance with the listing standards of NASDAQ. The Compensation Committee may form subcommittees and delegate authority to any subcommittee so formed whenever it deems appropriate.

The Compensation Committee on occasion meets with our Chief Executive Officer and other executives to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. No executive officer makes recommendations regarding their own compensation other than the Chief Executive Officer. Although management makes recommendations to the Compensation Committee on executive compensation, the Compensation Committee is not bound by and does not always accept management’s recommendations. The Compensation Committee also seeks input from an independent compensation consultant prior to making any final determinations. Our Chief Executive Officer attends some of the Compensation Committee meetings, but the Compensation Committee also regularly holds executive sessions not attended by members of management or non-independent directors.

The Compensation Committee’s function is more fully described in its charter, which the Compensation Committee and the Board of Directors reviewed and amended effective September 14, 2010. The Compensation Committee will continue to review and assess the adequacy of the charter and recommend any proposed changes to the Board for approval on an annual basis. A copy of the charter is available on the Company’s website at http://www.geometinc.com under the “Corporate Governance” section. The Compensation Committee works with our Chief Executive Officer to establish an agenda for each meeting of the Compensation Committee and to prepare meeting materials. Our Chief Executive Officer, outside corporate counsel, and other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and Board of Directors often solicit the advice of our Chief Executive Officer on compensation matters, including as they relate to the compensation of other senior management, and the named executive officers other than the Chief Executive Officer.

Our Compensation Committee may retain, at our expense, independent compensation consultants to assist it in executive compensation matters. The Compensation Committee meets with the compensation consultants, both in and outside of the presence of our management, to review findings and recommendations regarding executive compensation and considers those findings and recommendations in determining and making adjustments to our executive compensation program. For the year ended December 31, 2009, the Compensation Committee retained BDO USA, LLP (referred herein as the “Compensation Consultant”) to assist it in fulfilling its responsibilities as assigned by the Chair of the Committee. Under the direction of the Chair of the Compensation Committee, the Compensation Consultant provided information regarding compensation trends in the oil and gas exploration and production industry, relative compensation for similarly-situated executive officers in the industry, and the structure of our cash and equity incentive awards. The Compensation Consultant provides no services to the Company other than the services provided under the terms of its engagement with the Compensation Committee.

Objectives of Compensation Program

Compensation Philosophy

To ensure that our executive compensation program is competitive, our Compensation Committee works with the Compensation Consultant to evaluate and compare certain elements of total compensation against a peer group of similar publicly traded oil and gas exploration and production companies (the “Compensation Peer Group”). Our Compensation Peer Group consists of larger and smaller companies with a total market capitalization that is generally less than $1 billion. The Compensation Committee, in consultation with the Compensation Consultant and management, has identified a Compensation Peer Group that it considers to be a representative subset of the companies that we compete with for executive talent in the south-central United States. The companies comprising our Compensation Peer Group, prior to any industry consolidation and activity in 2010, are:

• Approach Resources Inc.	• Goodrich Petroleum Corporation
• Abraxas Petroleum Corporation	• Gulfport Energy Corporation
• Brigham Exploration Company	• Meridian Resource Corporation
• Carrizo Oil & Gas Inc.	• NGAS Resources Inc.
• Clayton Williams Energy Inc.	• Parallel Petroleum Corporation
• Concho Resources Inc.	• Rosetta Resources Inc.
• Crimson Exploration Inc.	• Swift Energy Company
• Dune Energy Inc.	• TXCO Resources Inc.
• Gastar Exploration Ltd.

We intend to review the Compensation Peer Group from time to time to assure that it continues to provide a reasonable representation of the market in which we compete for executive talent.

Our compensation programs are designed with the philosophy of attracting and retaining highly skilled executive officers and aligning the interests of these officers with our interests and those of our stockholders. The goals of our compensation program are to (i) pay our employees for the value of their contributions, recognizing differences in individual performance through the various components of total compensation, (ii) provide total compensation that is flexible enough to respond to changing market conditions and that aligns compensation levels with sustained performance compared to industry benchmarks, and (iii) provide total compensation that will attract, motivate and retain persons of high quality and support a long-standing internal culture of loyalty and dedication to our interests. The Compensation Committee is charged with setting compensation for our executive officers at a level that will achieve these goals. The Compensation Committee determines compensation by analyzing competitive information regarding our Compensation Peer Group and then setting total compensation opportunities that are appropriate for GeoMet given our relative size, our performance and the experience and performance of our named executive officers.

Compensation Policies

The Compensation Committee is responsible for reviewing and making recommendations regarding our compensation policies with respect to our executive officers and directors. Prior to our becoming a public company in July 2006 and following discussions with our legal and financial advisors, we implemented these policies to achieve the goals established by the Compensation Committee for compensating our executive officers. The Compensation Committee reviews the policies on an annual basis to determine if the compensation the Committee approves for our executive officers is effective in motivating our officers to perform their responsibilities to achieve our operational objectives.

Elements of Compensation

The principal elements of compensation for our executive officers include base salary, an annual cash incentive opportunity, and a grant of equity annually that takes the form of stock options and restricted stock grants. The Committee intends that, over time, the weighting of the individual components of compensation will be in percentages as illustrated in the table below. However, in 2009 and 2010, the percentage of compensation attributable to long-term incentives will be below this target amount due to the suppressed market price of our shares and our efforts to effectively manage the number of shares awarded from the 2006 Long-Term Incentive Plan’s reserves.

Target Amounts of Compensation Elements as a Percent of Total Target Compensation

Name	Base Salary	Annual Cash Incentive	Long-Term Incentive	Total
J. Darby Sere	38%	22%	40%	100%
William C. Rankin	44%	22%	34%	100%
Philip G. Malone	51%	21%	28%	100%
Brett S. Camp	51%	21%	28%	100%
Tony Oviedo(1)	—	—	—	—

(1)	As discussed later, through March 15, 2010 the terms of Mr. Oviedo’s compensation arrangement have not been consistent with the structure of this table. However, Mr. Oviedo’s compensation is similarly contingent on the achievement of performance objectives and the performance of our stock.

The named executive officers are eligible to participate in certain employee benefit programs consisting of life and health insurance benefits and a qualified 401(k) savings plan. In addition, the Company pays membership fees, club dues and assessments at a downtown Houston luncheon club for each of our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

Base Salary

We review base salaries for our Chief Executive Officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our Compensation Peer Group, the relationship among base salaries paid within our Company and individual experience and performance. Our intent is to fix base salaries at levels that we believe are consistent with our program design objectives, including the ability to attract, motivate and retain highly talented individuals in a competitive environment.

While salary increases were initially approved in 2009, the base salaries for our named executive officers were voluntarily reduced effective July 1, 2009 to the base salaries being received on December 31, 2008. The Compensation Committee has not approved any base salary adjustments for 2010 other than for Mr. Malone. In January 2010, Mr. Malone requested and was granted four additional weeks of vacation during 2010 in return for a reduction in base salary of $16,985. In July 2010, Mr. Malone requested and was granted the right to work 50% of the Company’s working days, effective July 1, 2010 for a reduction in base salary of 50% from his base salary on December 31, 2009. The current base salaries for our named executive officers are as follows:

Name	Base Salary
J. Darby Seré	$333,000
William C. Rankin	$264,600
Philip G. Malone	$110,400
Brett S. Camp	$220,800
Tony Oviedo	$180,000

Annual Cash Incentives

Annual cash incentive compensation is intended to focus and reward individuals on measures identified as having a positive impact on our annual business results. For 2009, the following factors were used by the Compensation Committee, with input from the Compensation Consultant, to determine annual cash incentives:

•	annual production;

•	year-end proved reserve quantities;

•

annual EBITDA, as adjusted (which is defined as earnings before interest, taxes, and depreciation, depletion and amortization and excluding any non-cash components of EBITDA such as unrealized mark-to-market gains or losses on hedging activities and stock compensation expense and further adjusted using 2009 budgeted natural gas prices); and

•	2009 finding and development costs.

The first three performance measures were chosen because they are considered to be important drivers of increases in stockholder value. The fourth performance measure is related to the efficient use of capital. Each of these performance measures carries a 25% weight in determining the total bonus amount. The annual bonus amount determined by achievement of performance targets will range from a minimum of 25% of each officer’s target percentage of annual base salary to a maximum of 175% of such target percentage. Our Chief Executive Officer may recommend that any or all of the individual bonuses (except his own), as so determined, be adjusted by an absolute 25% of the bonus target percentage of annual base salary based on subjective individual performance factors. Beyond the Chief Executive Officer’s recommendation, the Compensation Committee may make further adjustments to increase or decrease individual bonuses based on subjective performance factors. The Compensation Committee may also adjust our Chief Executive Officer’s bonus as determined by achievement of the performance targets based upon subjective individual performance factors. In regard to the specific financial and operational goals associated with each of the four annual cash incentive measures, the Committee believes that each continues to represent a significant challenge as demonstrated by the fact that executive bonuses have been less than target for each of the last three years.

The bonus targets for our Chief Executive Officer, our Chief Financial Officer and our two senior vice presidents are 60%, 50%, 40%, and 40% of annual base salary, respectively, while the bonus target for our Chief Accounting Officer is 35% of annual base salary. These bonus targets are intended to be generally consistent with our understanding of peer practices and at levels we believe to be sufficient to motivate and reward the achievement of plan objectives.

The annual cash incentives earned by the named executive officers for fiscal year 2009 performance are discussed in further detail below and are reported in the Summary Compensation Table. The Table also reflects awards for 2008 performance that were paid during 2009 and awards for 2007 performance that were paid during 2008.

Our actual 2009 results as compared to the pre-established financial, production and proved reserves performance objectives set in regard to the 2009 bonuses for which the named executive officers were eligible yielded a bonus that was 50.0% of their respective bonus targets. The table below shows how the Compensation Committee calculated the bonus amounts. In particular, the achievement of 105% to 110% of a goal results in a payment of 125% of the target amount, while the achievement of 90% to 95% of a goal results in payment of 75% of the target amount and the achievement of less than 75% of a goal results in no payment.

Category	Target	Actual	% of Target	Weight	Credit	Earned
Annual Gas Sales Volumes	8.2 Bcf	7.5 Bcf	91.5%	25%	75%	18.75%
Year-End Proved Reserves	322 Bcf	209 Bcf	64.9%	25%	0%	0.00%
Annual Adjusted EBITDA (million)	$18.1	$19.2	105.0%	25%	125%	31.25%
2009 Finding & Development Costs	$1.25/Mcf	NM/Mcf	NM %	25%	0%	0.00%

Total	—	—	—	—	—	50.00%

NM—Not measurable because no wells were drilled in 2009.

In August 2010, the Chief Executive Officer recommended, and the Compensation Committee approved, subjective adjustments of 18.75% of each executive’s target bonus percentage, resulting in bonus payments for 2009 that were 68.75% of target. The Compensation Committee also adjusted the Chief Executive Officer’s result by 18.75%, resulting in a 2009 bonus amount that was 68.75% of target. In its consideration of 2009 bonus payments to the named executive officers, the Compensation Committee reviewed information on compensation levels of the Compensation Peer Group supplied by the Compensation Consultant, took into account internal equity issues, and considered the performance of each of the officers as follows:

•

In regard to Mr. Seré, the Compensation Committee considered his participation in the strategic and tactical process decision-making and supervision of our Virginia litigation efforts, his participation in the negotiation of an agreement with CONSOL Energy and CNX Gas executed in March 2009, his participation in the negotiation of a term sheet for a global settlement of all litigation with CNX Gas and CONSOL Energy which was executed in September 2009, his leadership in the negotiation of final draft of settlement documents that were executed and became effective in May 2010, his leadership in the negotiation of an amendment of a farmout agreement with EQT Production Company that was executed in January 2010, his leadership in the efforts to seek a third party investor to consider an equity investment in the Company as a participant in a backstop agreement with Yorktown Partners, LLC or one of its affiliates, his participation in two investor conferences and one non-deal roadshow during 2009 and his direction of the named executive officers below in their accomplishments noted below.

•

In regard to Mr. Rankin, the Compensation Committee considered his leadership of a cost-cutting program, his recommendation and execution of the hedging activities in July, September and October, 2009, his participation in the maintenance of a close relationship with our lenders, his participation in the strategic and tactical process decision-making and supervision of our Virginia litigation efforts, his leadership in efforts to produce financial and operational projections for presentation to potential investors to facilitate their consideration of an equity investment in the Company and his participation in two investor conferences and one non-deal roadshow during 2009.

•

In regard to Mr. Malone, the Compensation Committee considered his leadership in the negotiation of a term sheet for a global settlement of all litigation with CNX Gas and CONSOL Energy which was executed in September 2009, his leadership, technical advice and support in the Company’s legislative efforts to amend the Virginia Gas & Oil Act, his leadership in designing a program to test three new frac techniques in the Gurnee field and his leadership in designing techniques to improve the treatments of producing wells in the Pond Creek field to reduce the costs and improve the results of the treatments.

•

In regard to Mr. Camp, the Compensation Committee considered his leadership of a cost-cutting program, his technical advice and support in the Company’s legislative efforts to amend the Virginia Gas & Oil Act, his leadership in designing a program to test three new frac techniques in the Gurnee field, his leadership in designing techniques to improve the treatments of producing wells in the Pond Creek field to reduce the costs and improve the results of the treatments, his leadership in producing operational projections for presentation to potential investors to facilitate their consideration of an equity investment in the Company, his leadership in the Company’s successful efforts to obtain permits to drill 20 wells in Virginia and his leadership in the planning and installation of a reverse osmosis facility in the Pond Creek field.

Long-term incentives

Long-term incentives comprise a significant portion of a senior executive’s compensation package. Long-term incentives are consistent with our objective of providing an “at-risk” component of compensation. Our 2006 Long-Term Incentive Plan (the “2006 Plan”), under which 4,000,000 shares of our common stock have been reserved for awards to be granted, was approved by our Board of Directors and stockholders in April 2006 and was amended by our Board of Directors in March 2009 and such amendment was approved by our stockholders in May 2009. The purposes of the 2006 Plan are to attract and retain employees and independent directors, further align their interests with stockholder interests, and closely link compensation with our performance. The 2006 Plan provides an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of employees and independent directors with those of our stockholders. We believe that our officers, independent directors, and technical and professional employees who have an investment in the Company are more likely to meet and exceed performance goals. We believe that the various equity-based incentive compensation vehicles provided for under the 2006 Plan, which may include stock options, restricted and unrestricted stock, performance awards and other incentive awards, are needed to maintain and promote our ability to attract, retain and motivate officers, independent directors, and technical and professional employees.

Under the 2006 Plan to date, our Compensation Committee has granted incentive stock options, non-qualified options and restricted stock awards. Grants of incentive and non-qualified stock options represent the right to purchase shares of our common stock in the future at a price equal to the fair market value of shares of our common stock on the date of grant and upon such terms and conditions specified by our Compensation Committee that are consistent with the 2006 Plan. Restricted stock awards represent shares of our common stock that are subject to such restrictions, terms, and conditions as may be specified by the Compensation Committee that are consistent with the 2006 Plan.

The Compensation Committee approves the total stock options and restricted stock awards that will be made available, as well as the size of individual awards for our named executive officers and other key employees. All awards are made in accordance with the 2006 Plan and our internal policies, which set forth the timing of awards and the procedures for making awards. Generally, annual awards to executive officers and key employees are granted during the first open trading window of each year (usually during the third week of March) as described in the Company’s Securities Trading Policy adopted by the Board of Directors. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Individual awards may be granted at other points during the year in the event of a promotion, employment or other unique event. The amounts awarded may vary from year to year and are based on certain factors, including Company performance, an analysis of Compensation Peer Group data, and the target value of long-term incentive compensation as a percentage of total compensation. For purposes of determining the number of options and restricted shares granted to meet compensation targets, we determine the value of stock options using the Black-Scholes methodology and we determine the value of restricted stock based on the fair market value of our stock on the date of the award. Previous awards, whether vested or unvested, and input from the Compensation Consultant may be considered by the Compensation Committee in establishing a current year’s awards.

For the year ended December 31, 2009, the Compensation Committee approved awards of stock options to our named executive officers (excluding Mr. Oviedo) and 37 of our key employees. Based upon a study of our Compensation Peer Group prepared by and in consultation with the Compensation Consultant, the Compensation Committee set the target value of the 2009 long-term incentives awarded to our Chief Executive Officer, our Chief Financial Officer and our two senior vice presidents at 100%, 70%, 50% and 50% of their respective annual base salaries. The Committee agreed that these compensation opportunities, in combination with cash compensation opportunities in the form of salary and annual cash bonus targets, result in a total direct compensation opportunity that is appropriate for a company of our size and sufficient to compete for executive talent in the markets in which we operate. However, because of the depressed fair market value of our common shares, the Black-Scholes value of stock options granted in 2009 was extraordinarily low, and using such value to determine the number of options to grant as we had in the past would have required an unsustainably large number of options to achieve our compensation targets. Rather than using a Black-Scholes value to determine the number of options to grant in 2009, the Compensation Committee elected to allocate a fraction of the available shares in the 2006 Plan such that there would be two to three more years’ worth of shares available for long term incentive awards. While the Black-Scholes value of the options granted is substantially below our target grant values (15% of salary for the CEO rather than the 100% target, for example), the Compensation Committee believes that the exercise price of the options granted represents a substantial opportunity for wealth accumulation contingent on the recovery of our share price.

All of the 2009 stock option awards to our key employees and 70% of the 2009 stock option awards to our named executive officers, excluding Mr. Oviedo, and one other officer were incentive stock options which vest ratably on an annual basis over a three-year period. The remaining 30% of the 2009 awards of stock options granted to our named executive officers, excluding Mr. Oviedo, and one other officer were non qualified stock options (“Performance Awards”) which vest ratably in three equal tranches, but the timing of vesting is contingent upon the Company’s achievement of three progressively higher performance levels (“Performance Targets”) for two performance measures, rather than vesting with the passage of time.

For the year ended December 31, 2008, the Compensation Committee approved awards of restricted stock to our named executive officers (excluding Mr. Oviedo) and 47 of our key employees. Based upon a study of our Compensation Peer Group prepared by and in consultation with the Compensation Consultant, the Compensation Committee set the value of the 2008 long-term incentives awarded to our Chief Executive Officer, our Chief Financial Officer and our two senior vice presidents at 105%, 75%, 55% and 55% of their respective annual base salaries. The Committee agreed that these compensation opportunities, in combination with cash compensation opportunities in the form of salary and annual cash bonus targets, result in a total direct compensation opportunity that is appropriate for a company of our size and sufficient to compete for and retain executive talent in the markets in which we operate.

The 2008 awards of restricted stock to our key employees and 40% of the 2008 awards of restricted stock to our named executive officers (excluding Mr. Oviedo) and two other officers vest ratably on an annual basis over a three-year period. The remaining 60% of the 2008 awards of restricted stock to our named executive officers (excluding Mr. Oviedo) and two other officers were Performance Awards. Stock options were not awarded in 2008 because: 1) the downward pressure on our stock price made their effectiveness as a retention and motivation tool questionable and 2) considering the Black-Scholes value of the options, the achievement of compensation targets through the award of stock options would have required the use of an unacceptably large number of shares from the reserves in the 2006 Plan.

Performance Targets for Performance Awards in 2008 and 2009 were set by the Compensation Committee based upon the results of the Company’s annual budgeting process. The Compensation Committee adopted three levels of Performance Targets for two performance measures: (i) production volumes for the trailing 12 months and (ii) net income (defined as net income adjusted for non-cash components of net income such as unrealized mark-to market gains or losses on hedging activities and stock based compensation expense) for the trailing 12 months. The 2008 Performance Awards must vest within five years while 2009 Performance Awards must vest within seven years, or they will be forfeited.

The 2008 and 2009 Performance Awards vest in three equal tranches, contingent upon the Company achieving the Performance Targets subsequent to the grant of the Performance Awards. The first tranche of Performance Awards vests upon our Compensation Committee determining, in its sole discretion, that the Company has achieved the first level of Performance Targets set for the two performance measures, but not sooner than one year from the grant date. The second tranche of Performance Awards vests upon our Compensation Committee determining that the Company has achieved the second level of Performance Targets set for the two performance measures. The third tranche of Performance Awards vests upon our Compensation Committee determining that the Company has achieved the third level of Performance Targets set for the two performance measures.

Vested stock options that are not exercised and Performance Awards that have not vested will terminate and be forfeited five years or seven years after the date of award as specified in each year’s award agreements. It is the intention of the Compensation Committee that the Performance Awards will fully vest over a three-year period assuming that the Company successfully executes its business plan during that period and achieves the Performance Targets during the three years following the date of grant. Many factors, however, are not finally determinable at the time of grant, including our level of capital spending, our results of operations, the level of natural gas prices and unforeseen circumstances that may arise in any given year, and make it difficult to determine at the time of grant whether or not the Performance Targets will be attained over a three-year period, if ever. The Compensation Committee believes that the targets it has set in connection with 2009 Performance Awards have created a significant challenge and that achievement of full vesting within three years of the grant date will be a significant accomplishment while achievement of full vesting within seven years of the grant date is probable.

The first tranche of the 2008 Performance Awards made to our named executive officers (excluding Mr. Oviedo) did not vest in 2009 and neither the first tranche of the 2008 Performance Awards nor the first tranche of the 2009 Performance Awards made to our named executive officers (excluding Mr. Oviedo) have vested in 2010 through the date hereof.

Retirement benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to employees are currently provided through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which eligible salaried employees may participate, including our five named executive officers. Pursuant to the Savings Plan employees may elect to reduce their current annual compensation by up to 50%, up to the statutorily prescribed limit of $16,500 ($22,000 for employees age 50 and older), in calendar year 2009 and have the amount of any reduction contributed to the Savings Plan. We match 100% of each employee’s contributions to the Savings Plan, up to a maximum of 3% of eligible annual compensation, and 50% of each employee’s contributions to the Savings Plan above 3%, up to a maximum of 5% of the employee’s eligible annual compensation (up to the combined statutory limit of $245,000 in 2009). Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. Executives participate in the Savings Plan on the same basis as other employees.

The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59 1/2 distributions. We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain employees for critical positions within our organization.

Perquisites

During 2009, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer received the membership fees, club dues and assessments for a downtown Houston luncheon club. Our use of perquisites as an element of compensation is limited and is based on historical practices. We do not view perquisites as a significant element of our compensation structure. The compensation committee annually reviews the perquisites provided to determine if they are appropriate and if any adjustments are warranted. Total perquisites provided in 2009 were less than $10,000 for all of our named executive officers combined.

Corporate Change Arrangements

All awards granted under our 2006 Plan automatically accelerate and all restrictions lapse following a “corporate change” in the Company if, within a one-year period following the corporate change, (i) a participant voluntarily terminates his employment for good reason or (ii) a participant’s employment is terminated for any reason other than death, cause, or inability to perform services. A corporate change includes the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with a non-affiliated corporation, the sale of substantially all of our assets, or if there is a change in control of the Company. In the event of a corporate change, our named executive officers would be entitled to acceleration of awards that have intrinsic value of $256,037 as of December 31, 2009.

Employment Agreements

We provide, in accordance with the terms of their respective employment agreements, additional compensation to our Chief Executive Officer and Chief Financial Officer upon a termination of any such officer’s employment by the Company for reasons other than “Cause.” In the event of such termination, the terminated officer is to receive (i) 1.5 times his annual base salary, which amount is equal to $499,500 for our Chief Executive Officer and $396,900 for our Chief Financial Officer on December 31, 2009, plus (ii) his base salary, reimbursable expenses, and vacation that is accrued but unpaid through the termination date. In addition, such terminated officer shall also receive payment or reimbursement for any COBRA premiums paid or incurred by the officer for COBRA continuation coverage for himself and his eligible dependents for a period of 18 months following the end of the month of his termination, which coverage would cost $19,314 for each executive as of December 31, 2009. We believe that these payments are reasonable in that they provide a standard form of post-employment compensation to such officers to compensate such officers for the premature termination of their employment.

For purposes of these employment agreements, “Cause” is defined as any of the following: (A) Employee’s willful and continued or repeated failure, for a period of at least 30 calendar days following a written warning from the Board of Directors, to perform his duties, functions and responsibilities as may be reasonably assigned to him hereunder; (B) the Employee’s willful violation of any material rule, regulation or policy that may be established from time to time in the Company’s business; (C) the Employee’s unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while such controlled substances are present in the Employee’s body; or (D) the Employee’s conviction of or a plea of guilty or no contest to any crime involving an act of moral turpitude.

In connection with Mr. Oviedo’s appointment to the position of Vice President, Chief Accounting Officer and Controller, Mr. Oviedo and the Company entered into an “Employee Cash Bonus and Stock Award Retention Agreement”. Under the terms of the agreement, Mr. Oviedo received a cash payment of $300,000 on March 15, 2010 (the “Retention Date”) because he was employed as Vice President, Chief Accounting Officer and Controller on that date. In addition, Mr. Oviedo was awarded stock options and restricted stock in 2007, all of which vested on the Retention Date.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors, our named executive officers and our other officer. These agreements provide that we will, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct, as an expense, compensation in excess of $1 million paid to our Chief Executive Officer and our other named executive officers unless certain specific and detailed criteria are satisfied. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. We believe that it is desirable to structure compensation of our five named executive officers so that the compensation will be deductible, and we believe that stock options and performance-based restricted stock meets the requirements for tax deductibility under the Code. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments.

In structuring equity-based awards and in determining the size of such awards, the Compensation Committee takes the FASB ASC Topic 718 accounting expense of such awards into consideration and is aware that although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC Topic 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Under Section 409A of the Internal Revenue Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. During 2008 we engaged the Compensation Consultant to review all of our compensation plans and agreements to determine whether those plans meet the requirements of Section 409A. The Compensation Consultant determined that some modifications to existing agreements were required, and our Compensation Committee approved certain amendments to our employment agreements and our long-term incentive award agreements to comply with recently issued Section 409A final regulations.

Stock Ownership

We encourage, but do not require, stock ownership by our executive officers and directors, largely because our most senior officers are significant shareholders. We do not require our executive officers and directors to hold a substantial portion of their equity awards until they retire from service. Historically, most of our executive officers have received significant grants of shares of restricted stock and stock options, consistent with the objectives of our executive compensation program, providing them with meaningful equity ownership in the Company and allowing them to demonstrate their commitment as stockholders in the Company. We periodically review stock ownership by our executive officers and directors and believe that they generally maintain shares sufficiently significant in value to align their interests with those of our stockholders. If circumstances change, we will review whether stock ownership or holding requirements are appropriate.

Conclusion

We believe the compensation that we have provided to each of our named executive officers is reasonable and appropriate to facilitate the achievement of our operational objectives. We believe the compensation programs and policies that our Compensation Committee has designed effectively motivate our named executive officers on both a short-term and long-term basis to perform at a level necessary to achieve these objectives. The various elements of compensation combine to align the interests of our named executive officers with those of our stockholders in order to maximize stockholder wealth.

Compensation Committee Report

The Compensation Committee has reviewed, and discussed with the Company’s management, the Compensation Discussion and Analysis contained in this proxy statement. Based on these discussions and the Committee’s review of the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee

Charles D. Haynes, Chairman
James C. Crain Stanley L. Graves

(The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other filing of GeoMet, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that GeoMet, Inc. specifically incorporates the Report by reference therein.)

Summary Compensation Table for 2009

The table below sets forth information regarding 2009 compensation for our named executive officers:

Name and Principal/Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation Earnings ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
J. Darby Seré Chairman, President and CEO	2009 2008 2007	$ $ $	337,995 333,000 315,000	$ $	38,024 39,960 —	$ $ $	— 349,659 39,696	$ $ $	51,448 — 96,432	$ $ $	101,399 99,900 177,188	— — —	$ $ $	32,641 33,727 19,353	$ $ $	561,507 856,246 647,669

William C. Rankin Executive Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	268,569 264,600 252,000	$ $	25,178 26,460 —	$ $ $	— 198,454 22,233	$ $ $	28,747 — 53,998	$ $ $	67,142 66,150 118,125	— — —	$ $ $	32,000 28,864 25,718	$ $ $	421,636 584,528 472,074

Philip G. Malone Senior Vice President, Exploration	2009 2008 2007	$ $ $	224,112 220,800 204,750	$ $	16,808 17,664 —	$ $ $	— 121,437 12,897	$ $ $	17,134 — 31,338	$ $ $	44,822 44,160 76,781	— — —	$ $ $	11,294 10,604 7,482	$ $ $	314,170 414,665 333,248

Brett S. Camp Senior Vice President, Operations	2009 2008 2007	$ $ $	224,112 220,800 204,750	$ $	16,808 17,664 —	$ $ $	— 121,437 12,897	$ $ $	17,134 — 31,338	$ $ $	44,822 44,160 76,781	— — —	$ $ $	13,521 11,672 7,005	$ $ $	316,397 415,733 332,771

Tony Oviedo(5) Vice President, Chief Accounting Officer and Controller	2009 2008	$ $	183,600 180,000	$ $	— 12,600	$ $	— —	$ $	— —	$ $	— 31,500	— —	$ $	13,876 12,895	$ $	197,476 236,995

(1)	The named executive officers were paid additional bonuses equal to 18.75% of their target percentage of annual base salary, respectively, in recognition of individual contributions during calendar year 2009 and 20% of their target percentage of annual base salary, respectively, in recognition of individual contributions during calendar year 2008.
(2)	Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 9—Stockholder’s Equity” to the consolidated audited financial statements included in the annual report on Form 10-K for the year ended December 31, 2009. See the “Grants of Plan-Based Awards Table” for information on awards made in 2009. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.
(3)	Represents annual performance bonuses paid in March (in August and September for the 2009 payments) of the year following the end of the fiscal year in which performance was measured. Bonuses for 2009 were equal to 50% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for that year under non-equity incentives established by our Compensation Committee. For details regarding the payment of 2009 performance bonuses, see “Elements of Compensation—Annual cash incentives” above. Bonuses for 2008 were equal to 50% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for that year under non-equity incentives established by our Compensation Committee. Bonuses for 2007 were equal to 93.75% of the named executive officer’s bonus target percentage of annual base salary based on the pre-established financial, production and proved reserves performance objectives for that year under non-equity incentives established by our Compensation Committee.

(4)	All other compensation during 2009 includes:

Name	401(k) Matching	Group Life Insurance	Club Membership	Parking	Unused Vacation	Auto	Total
J. Darby Seré	$9,800	$2,471	$2,560	$1,800	$16,010	$—	$32,641
William C. Rankin	$9,800	$1,875	$2,751	$1,800	$15,774	$—	$32,000
Philip G. Malone	$9,800	$1,494	$—	$—	$—	$—	$11,294
Brett S. Camp	$9,800	$540	$—	$—	$—	$3,181	$13,521
Tony Oviedo	$9,800	$804	$1,775	$1,497	$—	$—	$13,876

(5)	The Board of Directors appointed Tony Oviedo Vice President, Chief Accounting Officer and Controller effective November 9, 2007. Mr. Oviedo, however, was not determined to be a named executive officer for the 2007 fiscal year. As such, only his 2008 and 2009 compensation is presented herein.

Grants of Plan-Based Awards in 2009

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock(#) (1)	All Other Option	Exercise or Base	Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Darby Seré	3/24/09	—	—	—	—	—	—	—	155,904	—	$51,448
		49,950	199,800	349,650	—	—	—	—	—	—	—
William C. Rankin	3/24/09	—	—	—	—	—	—	`—	86,718	—	$28,747
		33,000	132,000	231,000	—	—	—	—	—	—	—
Philip G. Malone	3/24/09	—	—	—	—	—	—	—	51,687	—	$17,134
		22,080	88,320	154,560	—	—	—	—	—	—	—
Brett S. Camp	3/24/09	—	—	—	—	—	—	—	51,687	—	$17,134
		22,080	88,320	154,560	—	—	—	—	—	—	—
Tony Oviedo	—	—	—	—	—	—	—	—	—	—	—
		18,000	72,000	126,000	—	—	—	—	—	—	—

(1)	Non-qualified options granted to named executive officers in 2009 will vest to the extent that performance measures are achieved as discussed above in “Elements of Compensation—Long-term incentives”.

Outstanding Equity Awards at December 31, 2009

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)— Exercisable	Number of Securities Underlying Unexercised Options (#)— Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)
J. Darby Seré	53,320 106,660 213,320 106,660 32,453 41,311 —	— — — — — 13,770 109,134	— — — — 16,228 27,542 46,770	$ $ $ $ $ $ $	2.50 2.50 2.50 2.50 13.00 8.30 0.72	12/7/10 5/19/13 9/22/13 4/27/14 4/18/13 9/20/14 3/24/16
							14,546	$21,237	40,866	$59,664
William C. Rankin	186,680 93,340 186,680 93,340 18,176 23,133 —	— — — — — 7,711 60,702	— — — — 9,088 15,422 26,016	$ $ $ $ $ $ $	2.50 2.50 2.50 2.50 13.00 8.30 0.72	12/7/10 5/19/13 9/22/13 4/27/14 4/18/13 9/20/14 3/24/16
							8,256	$12,054	23,134	$33,776
Philip G. Malone	10,548 13,425 —	— 4,475 36,180	5,274 8,950 15,507	$ $ $	13.00 8.30 0.72	4/18/13 9/20/14 3/24/16
							5,052	$7,376	14,011	$20,456
Brett S. Camp	10,548 13,425 —	— 4,475 36,180	5,274 8,950 15,507	$ $ $	13.00 8.30 0.72	4/18/13 9/20/14 3/24/16
							5,052	$7,376	14,011	$20,456
Tony Oviedo	4,056 —	— 60,000	— —	$ $	13.00 5.04	4/18/13 11/20/14
							26,000	$37,960	—	—

(1)	Represents non-qualified stock options that vest in three tranches upon the achievement of certain performance targets by the Company.
(2)	Based on the $1.46 per share closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2009.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by our named executive officers and restricted stock awards to our named executive officers that vested in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Darby Seré	—	—	7,273	$4,727
William C. Rankin	—	—	4,128	$2,683
Philip G. Malone	—	—	2,526	$1,642
Brett S. Camp	—	—	2,526	$1,642
Tony Oviedo	—	—	11,187	$14,484

Potential Payments Upon Termination of Employment or Change in Control

Under certain circumstances, each named executive officer may be entitled to compensation in the event his employment terminates. The amount of the compensation is contingent upon a number of factors, including the circumstances under which employment is terminated. The relevant agreements and terms of awards applicable to the named executive officers have been described in this document, and the table below quantifies the amount that would become payable to each named executive officer as a result of his termination of employment. The amounts shown assume that such termination was effective on December 31, 2009 and are estimates of the amounts that would be paid. The actual amounts that would be paid can only be determined at the time of the officer’s termination of employment.

Awards of stock options and restricted stock under the 2006 Long-Term Incentive Plan prescribe the treatment of those awards under certain events including termination for “Cause” and termination following or in connection with a “Corporate Change”. For purposes of those awards, “Cause” is defined as a finding by the Compensation Committee of acts or omissions constituting, (a) a breach of duty by the executive in the course of his employment or service involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Company, or moral turpitude constituting criminal felony; (b) conduct by the executive that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the executive to such an extent that the Company’s best interests reasonably require the termination of the executive’s employment or service; (c) acts or omissions of the executive materially in violation of his obligations under any written employment or other agreement between the executive and the Company or at law; (d) the executive’s failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the executive’s repeated insubordination; (f) the executive’s failure to comply with or enforce, in any material respect, all other personnel policies of the Company; (g) the executive’s failure to devote his full (or other required) working time and best efforts to the performance of his responsibilities to the Company; or (h) the executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

The 2006 Long-Term Incentive Plan defines a “Corporate Change” as (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. Notwithstanding the foregoing, “Corporate Change” shall not any public offering of equity of the Company pursuant to a registration statement that is effective under the Securities Act. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Board (or of the Board of Directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 50% or more of the outstanding shares of common stock. As used herein, “Control Transaction” means (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of common stock; (b) any Corporate Change Merger of the Company; (c) any contested election of directors of the Company; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

A CHANGE IN CONTROL

Name and Triggering Event(1)	Cash Severance Payment(2)	Welfare and Similar Benefits(3)	Stock Awards(4)	Option Awards(5)	Total
J. Darby Seré
Death	—	$37,487	—	—	$37,487
Disability	—	$37,487	—	—	$37,487
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$499,500	$37,487	—	—	$536,987
Good reason termination	$499,500	$37,487	—	—	$536,987
Upon a CIC	—	—	$80,902	$115,369	$196,270
After a CIC:
Voluntary termination or termination with cause	—	—	—		—
Involuntary termination without cause	$499,500	$37,487	—		$536,987
Good reason termination	$499,500	$37,487	—		$536,987

William C. Rankin
Death	—	$34,337	—	—	$34,337
Disability	—	$34,337	—	—	$34,337
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$396,900	$34,337	—	—	$431,237
Good reason termination	$396,900	$34,337			$431,237
Upon a CIC	—	—	$45,829	$64,171	$110,001
After a CIC:
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$396,900	$34,337	—		$431,237
Good reason termination	$396,900	$34,337	—		$431,237

Philip G. Malone
Death	—	—	—	—	—
Disability	—	—	—	—	—
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—
Good reason termination	—	—	—	—	—
Upon a CIC	—	—	$27,832	$38,248	$66,080
After a CIC:
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—
Good reason termination	—	—	—	—	—

Brett S. Camp
Death	—	—	—	—	—
Disability	—	—	—	—	—
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—
Good reason termination	—	—	—	—	—
Upon a CIC	—	—	$27,832	$38,248	$66,080
After a CIC:
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—
Good reason termination	—	—	—	—	—

Tony Oviedo
Death	—	—	—	—	—
Disability	—	—	—	—	—
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—
Good reason termination	—	—	—	—	—
Upon a CIC	—	—	$37,960	—	$37,960
After a CIC:
Voluntary termination or termination with cause	—	—	—	—	—
Involuntary termination without cause	$300,000	$12,876	—	—	$312,876
Good reason termination	$300,000	$12,876	—	—	$312,876

(1)	Amounts in the table represent obligations of the Company under agreements currently in place and valued as of December 31, 2009.
(2)	Amounts listed under “cash severance payment” are payable under the terms certain named executive officers’ employment or retention agreements.
(3)	Amounts under “Welfare and Similar Benefits” include accrued vacation and the amount that would be paid to each named executive officer whose employment agreement provides for continued medical insurance for a period of time.
(4)	The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded restricted stock as a result of a Corporate Change event.
(5)	The number of shares of common stock underlying options for which vesting is accelerated upon a Corporate Change event for Messrs. Seré, Rankin, Malone, Camp and Oviedo were 213,444, 118,939, 70,386, 70,386, and 60,000, respectively.

The amounts shown above with respect to outstanding Company stock option and restricted stock awards were calculated based on a variety of assumptions, including the following: (a) a Corporate Change event occurred on December 31, 2009; (b) a stock price of the Company’s common stock equal to $1.46, which was the closing price of the Company’s shares on December 31, 2009; and (c) upon a Corporate Change, all unvested stock options and restricted stock vest, including those with vesting provisions tied to performance measures which vest as if target performance was achieved.

2009 Director Compensation

Compensation of independent directors is determined by the Board of Directors based upon recommendations prepared by the Compensation Committee. In 2009, each independent, non-employee director was paid an annual retainer of $60,000 and received $1,500 for each board meeting and $1,000 for each Committee meeting attended in person. Attendance by phone earned a fee of $200 per hour. The Chair of the Audit Committee is paid an annual retainer of $10,000 while the Chairs of the Nominating, Corporate Governance and Ethics Committee and the Compensation Committee receive an annual retainer of $5,000. All directors are reimbursed for reasonable expenses incurred in connection with their service on our Board.

In January 2009, after reviewing a study of compensation practices of the Compensation Peer Group prepared by the Compensation Consultant, the Board of Directors voted to pay one-half of the annual retainer, or $30,000, in the form of common stock valued at the closing price per share on the NASDAQ Global Market on March 24, 2009.

In August 2009, the Board of Directors discussed the need for additional financing for the Company and the potential that an affiliate of Yorktown Energy Partners IV, L.P. (“Yorktown”), the Company’s controlling stockholder, might be willing to participate in providing at least a portion of such additional financing. On August 18, 2009 the Board of Directors, in view of the conflicts of interest that may arise with respect to a potential financing transaction with one or more affiliates of Yorktown, and in an effort to ensure that the Company and its stockholders are adequately represented in the review and evaluation of the terms and provisions of any potential financing transaction, appointed a special committee of two independent directors with no affiliation with Yorktown (the “Special Committee”) to represent the interests of the Company and its stockholders in: (1) reviewing and evaluating the terms and provisions of any potential financing transaction, (2) responding to and, if deemed appropriate by the Special Committee, negotiating the terms and conditions of the potential financing transaction, (3) recommending the approval or disapproval (in the Special Committee’s sole discretion) of the terms and provisions of any potential financing transaction to the Board of Directors, and (4) taking such other action with respect to any potential financing transaction as may be necessary. Stanley L. Graves and Charles D. Haynes were appointed to the Special Committee with Mr. Graves being named chairman of the Special Committee. Messrs. Graves and Haynes received retainers of $30,000 and $25,000, respectively, and meeting fees of $5,060 and $4,500, respectively, in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Hord Armstrong, III	$57,000	$30,000	—	—	—	—	$87,000
James C. Crain	$43,500	$30,000	—	—	—	—	$73,500
Stanley L. Graves	$80,960	$30,000	—	—	—	—	$110,960
Charles D. Haynes	$76,400	$30,000	—	—	—	—	$106,400
W. Howard Keenan, Jr.(1)	—	—	—	—	—	—	—
Michael Y. McGovern	—	—	—	—	—	—	—
Gary S. Weber	—	—	—	—	—	—	—

(1)	Mr. Keenan has waived any compensation for serving as a director.
(2)	Mr. McGovern and Mr. Weber were appointed to the Board on September 14, 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of directors who are not our current or former employees, each of whom meets the applicable definition of “independent” under the current rules of the listing standards of NASDAQ and SEC rules and regulations. None of the members of the Compensation Committee during fiscal 2009 (i) had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions or (ii) was an executive officer of a company of which any one of our executive officers is a director. The Compensation Committee is responsible for establishing and administering our executive compensation policies. Members of our Compensation Committee do not have any interlocks with other companies.

Certain Relationships and Related Transactions

Transaction with Yorktown Affiliate

On March 29, 2010, we executed a commitment letters with NGP Capital Resources Company (“NGPC”) and North Shore Energy, LLC (“North Shore”), an affiliate of Yorktown Energy Partners IV, L.P., our largest stockholder at that time, whereby NGPC and North Shore agreed to the preliminary terms of a commitment to purchase up to $20 million each of our preferred stock. Our Board of Directors approved the execution of the commitment letters from NGPC and North Shore after receiving the recommendation to do so by a Special Committee consisting of two independent and disinterested members of our Board. The Special Committee retained the services of independent legal counsel and a financial advisor in evaluating and formulating its recommendation to our Board of Directors. On March 29, 2010, we paid $250,000 to each of NGPC and North Shore as required under the terms of the commitment letters.

On April 30, 2010, we received an alternative proposal from Sherwood Energy, LLC (“Sherwood”) for a similar financing commitment of up to $40 million. The Sherwood proposal was determined to be superior by our Special Committee and Board of Directors and the Company suspended negotiations with NGPC and North Shore. Shortly thereafter, NGPC and North Shore advised us that they considered the termination of the commitment letters to be improper, constituting a breach of those letters. We retained separate counsel to assist in the resolution of this dispute. On May 28, 2010, we reached agreements with each of NGPC and North Shore regarding the termination of the commitment letters. Under the terms of those agreements, we paid an additional $220,000 in cash to North Shore and an additional $350,000 in cash to NGPC. Total payments to North Shore and NGPC were $470,000 and $600,000, respectively, after taking into account the initial $250,000 payment made to each party. We also agreed to reimburse NGPC and North Shore for reasonable costs and out-of-pocket expenses incurred by them in connection with their commitment to provide financing to us. The reimbursements paid to NGPC and North Shore were $117,041 and $49,187 respectively. Additionally, we, NGPC and North Shore, as well as Sherwood and its affiliate, Cadent Energy Partners, agreed to release each other from any claims or causes of action relating to the terminated commitment letters.

Yorktown Energy Partners VIII, L.P., which is a partnership managed by Yorktown Partners LLC and organized to make direct investments in the energy industry on behalf of certain institutional investors, is the controlling shareholder of North Shore. Our largest shareholder, Yorktown Energy Partners IV, L.P., is also managed by Yorktown Partners LLC. One of our directors, W. Howard Keenan, Jr., is a member and a manager of Yorktown Partners LLC. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein.

Transaction with Sherwood

On May 4, 2010, we executed a commitment letter with Sherwood, whereby Sherwood agreed on a preliminary basis to purchase up to $40 million of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock was not fully subscribed by GeoMet’s common stockholders. On that date, the Company made an initial payment of $250,000 to Sherwood to be credited against the backstop fee payable to Sherwood upon closing of the transaction.

On September 14, 2010, we closed the backstop transaction with Sherwood, pursuant to which Sherwood purchased 2,351,801 shares of the our preferred stock at a price of $10.00 per share, yielding aggregate gross proceeds to the Company of $23,518,010. We used the net proceeds of $22,120,364 to repay indebtedness outstanding under our bank credit facility and for general corporate purposes. Also on that date and in connection with the closing of the backstop transaction with Sherwood, Michael Y. McGovern and Gary S. Weber were appointed to our Board of Directors. Mr. McGovern is the president and chief executive officer of Sherwood. Mr. McGovern disclaims beneficial ownership of all shares held by Sherwood, except to the extent of his pecuniary interest therein.

Review and Approval of Transactions with Related Persons

As set forth in our Audit Committee Charter, a current copy of which is available on our website at http://www.geometinc.com, any related party transaction that is required to be disclosed pursuant to SEC regulations must be reviewed and approved by our Audit Committee. Our Audit Committee has adopted a written checklist that governs its review of related party transactions. Our Audit Committee reviews information from our directors, executive officers and other related persons with respect to related person transactions and then determines, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct and Ethics, which is also available on our website. Our Code of Business Conduct and Ethics sets forth policy guidelines aimed at preventing any conflicts of interest with our company. Our Code of Business Conduct and Ethics further imposes prohibitions and duties designed to prevent employees, officers and directors from taking personal advantage of corporate opportunities. Any exceptions to these policies require management and the Board of Directors to be fully informed and to determine that any undertaking is consistent with the Company’s business objectives.

Although our Audit Committee normally reviews and evaluates related party transactions, the transactions with Sherwood and the Yorktown affiliate described above were reviewed by a Special Committee of our Board of Directors, which consisted of two members of our Audit Committee. Given the potential significance of those transactions, our Board concluded that the establishment of a Special Committee, with its own financial advisor and legal counsel, was appropriate to ensure that the Company and its stockholders were adequately represented in the review and evaluation of those transactions.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

It is contemplated that the 2011 annual meeting of Stockholders of the Company will take place during the first half of May 2011. Stockholder proposals for inclusion in the Company’s proxy materials for the 2011 annual meeting of Stockholders must be received by the Company at its offices in Houston, Texas, addressed to the Secretary of the Company, on or before November 1, 2010; provided, that if the 2011 annual meeting of Stockholders is changed by more than 30 days from the presently contemplated date, then proposals must be received a reasonable time in advance of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of any class of our securities registered under Section 12(g) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports furnished to us during the fiscal year ended December 31, 2009, we believe that all persons subject to the reporting requirements pursuant to Section 16(a) complied with all applicable reporting requirements.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 (including the financial statements and schedules and a list of all exhibits) may be obtained without charge upon written request to the Company, GeoMet, Inc., 909 Fannin St., Suite 1850, Houston, Texas, 77010, Attention: Corporate Secretary. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K, as amended, and its exhibits online at the SEC website at www.sec.gov, or on our website at www.geometinc.com.

OTHER BUSINESS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If, however, any other matters are properly brought before the 2010 Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote such proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ STEPHEN M. SMITH
Stephen M. Smith
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #	g	000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F			123,456,789,012.12345
THE COMPANY NAME INC. - 401 K			123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
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— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR Proposal 1, with no exceptions.			For All	Withhold All	For All Except	To withhold authority for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
1.	Election of Directors:		☐	☐	☐
	01) J. Hord Armstrong 02) James C. Crain 03) Stanley L. Graves 04) Charles D. Haynes 05) W. Howard Keenan	06) Philip G. Malone 07) Michael Y. McGovern 08) J. Darby Seré 09) Gary S. Weber

The Board of Directors recommends a vote FOR Proposal 2.						For	Against	Abstain
2.	To approve an amendment to our 2006 Long-Term Incentive Plan to allow for a one-time stock option exchange program for the Company’s employees.					☐	☐	☐

NOTE: Such other business as may properly come before the special meeting or any adjournment or postponement thereof.

			Investor Address Line	1
			Investor Address Line	2
			Investor Address Line	3
			Investor Address Line	4
			Investor Address Line	5
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.			John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

					SHARES
					CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000070863_1    R2.09.05.010

02    0000000000

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

GEOMET, INC. Annual Meeting of Stockholders November 9, 2010 10:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Darby Seré and William C. Rankin, and each of them, with full power of substitution to act alone, as proxies to vote all the shares of Common Stock and Series A Convertible Redeemable Preferred Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of GeoMet, Inc., to be held on November 9, 2010 in the Auditorium at 2 Houston Center, located at 909 Fannin St., Level P2, Houston, Texas 77010, and any adjournments or postponements thereof. The undersigned revokes any proxy heretofore given with respect to such meeting.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposal 1 (with no exceptions) and FOR Proposal 2, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponements or adjournments thereof.

Continued and to be signed on reverse side

0000070863_2    R2.09.05.010